Exhibit 23.1

Chang G. Park, CPA, Ph. D.

371 E STREET , CHULA VISTA , CALIFORNIA 91910-2615

TELEPHONE (858)722-5953 FAX (858) 408-2695 FAX 858) 764-5480

E-MAIL changgpark@gmail.com

March 30, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 8, 2007 on the audited financial statements of Quantum Companies, Inc. as of December 31, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board